Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
asiegel@joelefrank.com	apalash@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL SECOND QUARTER 2009 FINANCIAL RESULTS

ROANOKE, VA, June 10, 2009 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal second quarter and the six months ended April 30, 2009.

Second Quarter 2009 Financial Results

Consolidated net sales for the second quarter of fiscal 2009 increased 13.7% to $15.3 million compared to net sales of $13.5 million for the comparable period last year. The sale of products historically sold by SMP Data Communications, acquired by Optical Cable on May 30, 2008, added $2.5 million to the Company’s consolidated net sales during the second quarter of fiscal 2009.

Gross profit was $5.7 million for the second quarter of fiscal 2009 the same as in the second quarter of 2008. Gross profit as a percentage of net sales (or gross profit margin) for the second quarter of fiscal 2009 decreased to 37.3% compared to 42.6% for the second quarter of fiscal 2008. OCC’s fiber optic cable products have historically had higher margins than those of the connectivity products now sold by Optical Cable as a result of the Company’s acquisition of SMP Data Communications. The gross profit margin associated with fiber optic cable sales was 41.4% during the second quarter of fiscal 2009, while the gross profit margin associated with the sale of connectivity products was 16.0%.

Optical Cable Corp. – Second Quarter 2009 Earnings Release

Optical Cable recorded net income of $16,000, or earnings of less than $0.01 per basic and diluted share, for the second quarter of fiscal 2009, compared to net income of $878,000, or $0.15 per share, for the same period last year. The Company’s results were negatively impacted by additional integration costs associated with the acquisition of SMP Data Communications, as well as pressure on gross profit margins due to softer volumes.

Fiscal Year-to-Date 2009 Financial Results

Consolidated net sales for the first six months of fiscal 2009 increased 15.8% to $30.3 million from $26.2 million for the same period in fiscal 2008. The sale of products historically sold by SMP Data Communications added $6.3 million to the Company’s consolidated net sales during the first six months of fiscal 2009.

Gross profit decreased 5.1% to $10.5 million for the first six months of fiscal 2009, compared to $11.1 million for the same period in fiscal 2008. Gross profit as a percentage of net sales (or gross profit margin) for the first six months of fiscal 2009 decreased to 34.7% compared to 42.3% for the first six months of fiscal 2008. The gross profit margin associated with fiber optic cable sales was 39.0%, and the gross profit margin associated with the sale of connectivity products was 18.3% for the first six months of fiscal 2009.

Optical Cable recorded a net loss of $726,000, or $0.12 per basic and diluted share, for the first six months of fiscal 2009, compared to net income of $1.7 million, or $0.29 per basic and diluted share, for the six months ended April 30, 2008.

Management’s Comments

“OCC is pleased to have delivered improved top line results compared to the first quarter of 2009, especially given the current global economic difficulties. Our focus remains on growing sales and controlling expenses, and we believe the Company’s second quarter results demonstrate our progress on these initiatives. Although market conditions remain challenging, we are confident that Optical Cable is well-positioned for the future,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. The Company’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. Optical Cable Corporation products include fiber optic cable, copper and fiber optic connectors, copper and fiber optic patch cords, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corp. – Second Quarter 2009 Earnings Release

Optical Cable Corporation is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. With the acquisition of SMP Data Communications in May 2008, the Company also is now internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, Optical Cable Corporation is headquartered in Roanoke, Virginia with offices and manufacturing and warehouse facilities located both in Roanoke, Virginia and near Asheville, North Carolina. The Company primarily manufactures its high quality fiber optic cables at its ISO 9001:2008 registered and MIL-STD-790F certified facility located in Roanoke, Virginia and its high quality connectivity products at its ISO 9001:2000 registered facility located near Asheville, North Carolina.

Further information about Optical Cable Corporation is available on the Internet at www.occfiber.com and www.smpdata.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to variables, uncertainties, contingencies and risks that may cause actual events to differ materially from the Company’s expectations. Additionally, such variables, uncertainties, contingencies and risks may adversely affect the Company and the Company’s future results of operation and future financial condition. Factors that could cause or contribute to such differences from the Company’s expectations or could adversely affect the Company, include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; the Company’s ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in

Optical Cable Corp. – Second Quarter 2009 Earnings Release

regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; the impact of changes and potential changes in federal laws and regulations adversely affecting our business and/or which result in increases in our direct and indirect costs as we comply with such laws and regulations; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K, in the annual report on Form 10-K for the fiscal year ended October 31, 2008, and/or in the Company’s other filings.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2009	2008	2009	2008
Net sales	$15,343	$13,495	$30,301	$26,157
Cost of goods sold	9,620	7,751	19,790	15,080

Gross profit	5,723	5,744	10,511	11,077
SG&A expenses	5,811	4,396	11,622	8,386
Royalty income, net	(220)	—	(382)	—
Amortization of intangible assets	209	—	418	—

Income (loss) from operations	(77)	1,348	(1,147)	2,691

Interest income (expense), net	(167)	27	(333)	68
Other, net	—	—	25	(15)

Other income (expense), net	(167)	27	(308)	53

Income (loss) before income taxes	(244)	1,375	(1,455)	2,744

Income tax expense (benefit)	(260)	497	(729)	1,004

Net income (loss)	$16	$878	$(726)	$1,740

Net income (loss) per share:
Basic and diluted	$0.00	$0.15	$(0.12)	$0.29

Weighted average shares outstanding:
Basic	6,140	6,052	6,136	6,071

Diluted	6,140	6,052	6,136	6,071

–MORE–

Optical Cable Corp. – Second Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2009	October 31, 2008
Cash and cash equivalents	$2,889	$3,910
Trade accounts receivable, net	9,615	12,035
Inventories	12,473	13,022
Other current assets	3,584	2,956

Total current assets	$28,561	$31,923
Non-current assets	21,986	22,914

Total assets	$50,547	$54,837

Current liabilities	$5,049	$8,158
Non-current liabilities	11,319	11,847

Total liabilities	$16,368	$20,005
Total shareholders’ equity	34,179	34,832

Total liabilities and shareholders’ equity	$50,547	$54,837

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